Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022 and the underlying supplement dated June 27, 2022 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Free writing prospectus dated April 22, 2024 (to the Prospectus dated May 23, 2022, the Prospectus Supplement dated June 27, 2022 and the Underlying Supplement dated June 27, 2022)	Filed Pursuant to Rule 433 Registration Statement No. 333-265158

Barclays Bank PLC – Lookback Entry Buffered PLUS Based on the Performance of a Basket of Four Indices due October 29, 2026

This document provides a summary of the terms of the Buffered PLUS. Investors must carefully review the accompanying pricing supplement, the prospectus, prospectus supplement and underlying supplement, as well as the “Risk Factors” on the following page, prior to making an investment decision.

Summary Terms	Buffered PLUS Payoff Diagram*

Issuer:	Barclays Bank PLC
Basket:	An unequally weighted basket consisting of the S&P 500® Index (the “SPX Index”), the TOPIX® Index (the “TPX Index”), the MSCI EAFE® Index (the “MXEA Index”) and the Russell 2000® Index (the “RTY Index”) (each, a “basket component” and, together, the “basket components”)
Pricing date:	April 24, 2024
Original issue date:	April 29, 2024
Valuation date:	October 26, 2026
Maturity date:	October 29, 2026
Payment at maturity:

You will receive on the maturity date a cash payment per Buffered PLUS determined as follows:

•

If the final basket value is greater than the initial basket value:

the lesser of (a) $1,000 + leveraged upside payment and (b) maximum payment at maturity

•

If the final basket value is equal to the initial basket value or less than the initial basket value but not by more than the buffer amount of 10%:

$1,000

•

If the final basket value is less than the initial basket value by more than the buffer amount of 10%:

($1,000 × basket performance factor) + $100.00

This amount will be less than the stated principal amount of $1,000, but will be at least $100.00. Investors may lose up to 90% of their initial investment in the Buffered PLUS.

Maximum payment at maturity:	At least $1,300.00 per Buffered PLUS (at least 130.00% of the stated principal amount) (to be determined on the pricing date)
Minimum payment at maturity:	$100.00 per Buffered PLUS (10% of the stated principal amount)
Leveraged upside payment:	$1,000 × leverage factor × basket return
Leverage factor:	200%
Buffer amount:	10%
Basket return:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Initial basket value:	100
Final basket value:	100 × [1 + (component return of the SPX Index × 43.00%) + (component return of the TPX Index × 28.00%) + (component return of the MXEA Index × 23.00%) + (component return of the RTY Index × 6.00%)]
Component return:	With respect to each basket component, (final component value – lookback component value) / lookback component value
Lookback component value:	With respect to each basket component, the lowest closing level of that basket component during the lookback observation period. In no event will the lookback component value of a basket component be greater than its closing level on the pricing date.
Lookback observation period:	With respect to each basket component, the lookback observation period will consist of each scheduled trading day for that basket component from and including the pricing date to and including the lookback end date.
Lookback end date:	May 24, 2024
Final component value:	With respect to each basket component, the closing level of that basket component on the valuation date
CUSIP / ISIN:	06745QNT2 / US06745QNT21
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the accompanying pricing supplement.
Pricing supplement:	http://www.sec.gov/Archives/edgar/data/312070/000095010324005567 /dp210106_424b2-5943ms.htm

Payment on the Buffered PLUS is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC and the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Hypothetical Payment at Maturity*
Basket Return	Payment at Maturity	Total Return on Buffered PLUS
50.00%	$1,300.00	30.00%
40.00%	$1,300.00	30.00%
30.00%	$1,300.00	30.00%
20.00%	$1,300.00	30.00%
15.00%	$1,300.00	30.00%
10.00%	$1,200.00	20.00%
5.00%	$1,100.00	10.00%
2.50%	$1,050.00	5.00%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$950.00	-5.00%
-20.00%	$900.00	-10.00%
-30.00%	$800.00	-20.00%
-40.00%	$700.00	-30.00%
-50.00%	$600.00	-40.00%
-60.00%	$500.00	-50.00%
-70.00%	$400.00	-60.00%
-80.00%	$300.00	-70.00%
-90.00%	$200.00	-80.00%
-100.00%	$100.00	-90.00%
* The graph and table above assume a hypothetical maximum payment at maturity of $1,300.00 per Buffered PLUS (130.00% of the stated principal amount) and reflect the leverage factor of 200% and the buffer amount of 10%. The actual maximum payment at maturity will be determined on the pricing date.

Our estimated value of the Buffered PLUS on the pricing date, based on our internal pricing models, is expected to be between $946.20 and $976.20 per Buffered PLUS. The estimated value is expected to be less than the initial issue price of the Buffered PLUS. See “Additional Information Regarding Our Estimated Value of the Buffered PLUS” in the accompanying pricing supplement.

U.K. Bail-in Power Acknowledgment

Notwithstanding and to the exclusion of any other term of the Buffered PLUS or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Buffered PLUS (or the trustee on behalf of the holders of the Buffered PLUS), by acquiring the Buffered PLUS, each holder and beneficial owner of the Buffered PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

The Basket and Basket Components

For more information about the basket and basket components, including historical performance information, see the accompanying pricing supplement.

Risk Factors

An investment in the Buffered PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS. Some of the risks that apply to an investment in the Buffered PLUS are summarized below, but we urge you to read the more detailed explanation of risks relating to the Buffered PLUS generally in the “Risk Factors” sections in the accompanying pricing supplement and the prospectus supplement. You should not purchase the Buffered PLUS unless you understand and can bear the risks of investing in the Buffered PLUS.

Risks Relating to the Buffered PLUS Generally

•	The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal.
•	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.
•	The lookback component value of each basket component will not be determined until the end of the lookback observation period.
•	Any payment on the Buffered PLUS will be determined based on the closing levels of the basket components on the dates specified.
•	Investing in the Buffered PLUS is not equivalent to investing in the basket or the securities composing the basket components.
•	Correlation (or lack of correlation) of performances among the basket components may adversely affect your return on the Buffered PLUS, and changes in the value of the basket components may offset each other.
•	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

Risks Relating to the Issuer

•	Any payments on the Buffered PLUS are subject to issuer credit risk.
•	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority.

Risks Relating to the Basket Components

•	Each basket component reflects the price return of the securities composing that basket component, not the total return.
•	Adjustments to the basket components could adversely affect the value of the Buffered PLUS.
•	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the Buffered PLUS.

•	There are risks associated with investments in securities, such as the Buffered PLUS, linked to the value of non-U.S. equity securities in non-U.S. securities markets with respect to the TPX index and the MXEA Index.
•	The Buffered PLUS do not provide direct exposure to fluctuations in exchange rates between the U.S. dollar and the yen with respect to the TPX Index.
•	The value of the MXEA Index is subject to currency exchange risk with respect to the U.S. dollar and the non-U.S. currencies represented in the MXEA Index.
•	The Buffered PLUS are subject to small-capitalization companies risk with respect to the RTY Index.
•	Historical performance of the basket components should not be taken as any indication of the future performance of the basket components over the term of the Buffered PLUS.

Risks Relating to Conflicts of Interest

•	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the Buffered PLUS.
•	We and our affiliates, and any dealer participating in the distribution of the Buffered PLUS, may engage in various activities or make determinations that could materially affect your Buffered PLUS in various ways and create conflicts of interest.

Risks Relating to the Estimated Value of the Buffered PLUS and the Secondary Market

•	The Buffered PLUS will not be listed on any securities exchange, and secondary trading may be limited.
•	The market price of the Buffered PLUS will be influenced by many unpredictable factors.
•	The estimated value of your Buffered PLUS is expected to be lower than the initial issue price of your Buffered PLUS.
•	The estimated value of your Buffered PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.
•	The estimated value of the Buffered PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.
•	The estimated value of your Buffered PLUS is not a prediction of the prices at which you may sell your Buffered PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Buffered PLUS and may be lower than the estimated value of your Buffered PLUS.
•	The temporary price at which we may initially buy the Buffered PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Buffered PLUS.

Tax Considerations

You should review carefully the section entitled “Additional Information about the Buffered PLUS—Tax considerations” in the accompanying pricing supplement.

In the event that any of the terms set forth or defined in this document conflict with the terms or defined terms set forth in the accompanying pricing supplement, the terms or defined terms set forth in the accompanying pricing supplement will control.